Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2020, relating to the consolidated financial statements of Medpace Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2019) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Medpace Holdings, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 25, 2020